                                                                   EXHIBIT 10.17

                              THE NORTH FACE, INC.

                     GEOFFREY D. LURIE EMPLOYMENT AGREEMENT


     This Agreement is made by and between The North Face, Inc. (the "Company"), and Geoffrey D. Lurie ("Executive") as of the date set forth by the parties below.

     1.    Duties and Scope of Employment.
           ------------------------------

           (a) Position; Employment Commencement Date; Duties.   Executive's
               ----------------------------------------------
employment with the Company pursuant to this Agreement shall commence on November 4, 1999 (the "Employment Commencement Date") and shall continue, unless otherwise terminated earlier as provided in Section 4 hereof, until December 31, 2002 (the "Employment Term"). As of the Employment Commencement Date, the Company shall employ the Executive as the Chief Executive Officer of the Company reporting to the Board Directors of the Company (the "Board"); provided, however, that Executive agrees to relinquish his duties as the Chief Executive Officer of the Company and the Company agrees to offer Executive continued employment in a capacity to be determined by the Board in the event that the Board appoints Karl Heinz Salzburger to such position while Executive is employed by the Company at any time between December 1, 2000 and January 31, 2001. At the end of the Employment Term, Executive and the Company understand and acknowledge that Executive's employment with the Company will constitute "at-will" employment. Executive and the Company acknowledge that after the Employment Term, this employment relationship may be terminated at any time, with or without good cause or for any or no cause, and with or without notice, at the option either of the Company or Executive. While employed by the Company, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Board.

           (b) Obligations.  While employed by the Company, Executive shall
               -----------
devote his full business efforts and time to the Company at the Company's United States headquarters, subject to Executive's need to commute between the Company's headquarters and his home until January 31, 2001. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may
(i) serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof, without the approval of the Board, so long as such activities do not interfere with his duties and obligations under this Agreement and (ii) remain in an unpaid advisory role with Mahoney Cohen and Company, CPA, PC, provided such role does not interfere with Executive's performance of his duties.

     2.  Board Membership.  On the Employment Commencement Date, the Company
         ----------------
agrees to nominate Executive for Board membership.

     3.  Compensation and Benefits.
         --------------------------

         (a) Base Salary.  While employed by the Company, the Company shall pay
             -----------
the Executive as compensation for his services a base salary at the annualized rate of $750,000, subject to annual increases at the discretion of the Board (the "Base Salary"). Such salary shall be paid semi-monthly in accordance with normal Company payroll practices and subject to the required withholding. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

         (b) Annual Bonuses.  During the Employment Term and for Company fiscal
              --------------
years ending after December 31, 1999, Executive shall be eligible to receive an annual cash bonus as established by the Compensation Committee of the Board (the "Annual Bonus"). Executive shall receive the Annual Bonus based on the achievement of the target milestones specified by the Compensation Committee in its discretion (which shall be consistent with the milestones established for Karl Heinz Salzburger) that pertain to the Company's (i) EBITDA, (ii) customer base, and (iii) infrastructure for the fiscal year ending December 31, 2000; the Company's (i) earnings per share, (ii) customer base, and (iii) infrastructure for the fiscal year ending December 31, 2001; and the Company's (i) earnings per share and (ii) infrastructure for the fiscal year ending December 31, 2002 (the "Bonus Milestones"). For each such fiscal year, the Annual Bonus shall equal
(i) 0% of the Executive's Base Salary for such year if less than 75% of the applicable Bonus Milestones are met, (ii) 33.33% of the Executive's Base Salary for such year if 75% of the applicable Bonus Milestones are met, (iii) a scaled linear percentage of the Executive's Base Salary (between 33.33% and 100%) for such year if between 75% and 125% of the applicable Bonus Milestones are met (e.g., Executive shall be entitled to 66.67% of his Base Salary for such year if 100% of the applicable Bonus Milestones are met), and (iv) 100% of the Executive's Base Salary for such year if 125% or more of the applicable Bonus Milestones are met. The payment of any Annual Bonus under this Section 3(b) shall be subject to Executive's employment with the Company through the end of the applicable Company fiscal year (which employment requirement does not apply with the respect to the Annual Bonus component of Severance Benefits made pursuant to Section 5 or with respect to the pro-rated bonus payment made pursuant to Section 5). Executive's Annual Bonus shall be reviewed annually by the Compensation Committee of the Board for possible increases in light of Executive's performance and competitive data.

          (c)  Stock Options.
               -------------

               (i) Initial Option.   Upon the Employment Commencement Date,
                   --------------
Executive shall be granted a stock option covering seven hundred fifty thousand (750,000) shares of Company Common Stock with a per share exercise price equal to the closing sale price of a share of the Company's Common Stock on the market trading day prior to date of grant (the "Option"). The Option shall have a term of ten years, provided, however, that the Option shall terminate eighteen (18) months after Executive's termination of services as an employee, consultant or director of the Company. Except as otherwise specified in this Agreement, the Option is in all respects subject to the terms, definitions and provisions of the Company's 1998 Nonstatutory Stock Option Plan (the "NSO Plan"), as applicable, and the respective standard form of option agreement thereunder (the "Option Agreement") (including, but not limited to, "cashless exercise" rights as specified in the Option Agreement).

              (ii) Vesting on Option.  One hundred-fifty thousand (150,000)
                   -----------------
shares subject to the Option shall be immediately vested and exercisable on the Employment Commencement Date. Except with respect to accelerated vesting provided for elsewhere in this Agreement, two hundred thousand (200,000) shares subject to the Option shall vest each anniversary of the Employment Commencement Date, so as to be one hundred percent (100%) vested on the third (3rd) anniversary of the Employment Commencement Date, subject to Executive remaining employed by the Company on such vesting dates.

              (iii)  Additional Option.  In the event that Karl Heinz
                     -----------------
Salzburger is appointed by the Board to serve as the Chief Executive Officer of the Company while Executive is employed by the Company as otherwise provided herein, and Executive elects to remain employed by the Company as otherwise provided herein in a capacity to be determined by the Board, Executive shall be granted an additional stock option covering two hundred thousand (200,000) shares of Company Common Stock with a per share exercise price equal to the closing sale price of a share of the Company's Common Stock on the market trading day prior to the date of grant (the "Additional Option"). The Additional Option shall have a term of ten years, provided, however, that the Additional Option shall terminate eighteen (18) months after Executive's termination of services as an employee, consultant or director of the Company. The Additional Option shall vest monthly retroactive to the Employment Commencement Date over the remaining months of the Employment Term so as to be fully vested at the end of the Employment Term, subject to Executive remaining employed by the Company on such vesting dates. Except as otherwise specified in this Agreement, the Additional Option is in all respects subject to the terms, definitions and provisions of the Company's NSO Plan, as applicable, and the respective standard form of Option Agreement thereunder (including, but not limited to, "cashless exercise" rights as specified in the Option Agreement).

           (d) Relocation Reimbursements.  During the Employment Term, the
               -------------------------
Company will reimburse the Executive for reasonable business class travel and living expenses, including airfare, hotel and/or housing accommodations, incurred by Executive and his spouse traveling between the Company's offices and New York. In the event that Executive is the Chief Executive Officer of the Company on or after January 1, 2001, the Company will also reimburse the Executive at such times thereafter for customary and reasonable relocation costs and housing accommodations. Executive shall not be required to permanently relocate to the Company's offices until January 31,

2001.

           (e) Employee Benefits.  During the Employment Term, Executive shall
               -----------------
be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management of the Company to the full extent provided for under those plans, including, without limitation, the Company's life, group health and disability insurance, profit-sharing, deferred compensation and retirement plans, practices, policies and programs and the Company's sick, personal, and vacation leave policies. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Notwithstanding the foregoing, in the event that Executive is not immediately eligible to participate in the employee benefit plans maintained by the Company upon the Employment Commencement Date, the Company shall reimburse Executive for group health, dental and vision plan coverage premiums for Executive and his covered dependents for the period from the Employment Commencement Date until the date that Executive and his dependents become covered under the Company's group health, dental and vision insurance plans.

            (f) Director and Officer Insurance.  During the Employment Term, the
                ------------------------------
Company shall procure Director and Officer Insurance coverage as mutually agreed upon in good faith by the Board and Executive on behalf of Executive in accordance with the Company's established procedures and policies as then in effect.

            (g) Bankruptcy Protection.  If, on or before the end of the first
                ---------------------
(1st) year of Employment Term, a petition for relief is filed with respect to the Company pursuant to any chapter of Title 11 of the United States Code, 11 U.S.C. (S)(S) 101-1330 (the "Bankruptcy Code"), then Executive shall be entitled to receive a third-party guaranteed cash payment, by guarantee bond or letter of credit, in an amount equal to eight hundred thousand dollars ($800,000), such third-party payment to be made within ten (10) business days of the date of such filing. To the maximum extent permitted by the Bankruptcy Code, Executive's claim shall be a priority claim (as that term is used in the Bankruptcy Code) in any proceeding initiated with respect to the Company under any chapter of the Bankruptcy Code. Should the Company be unable to procure a guarantee bond or letter of credit in the amount of $800,000 prior to November 24, 1999 in a form reasonably satisfactory to Executive, Executive may, at his election, terminate his employment with the Company and receive, subject to signing and not revoking a release of claims with the Company in substantially the form attached hereto as Exhibit B, a lump-sum cash payment in the amount of $800,000; provided,
   ---------
however, that Executive shall make reasonable commercial efforts at the Company's expense after consultation with the Board of Directors to assist the Company in procuring such bond or letter of credit.

            (h) Automobile.  The Company shall, in its discretion, either make
                ----------
available to Executive an automobile or pay Executive a reasonable monthly auto allowance sufficient to lease or purchase an automobile and reimburse Executive for the maintenance, operating and insurance costs of such automobile.

     4.  Termination of Employment.
         -------------------------

            (a) Involuntary Termination Without Cause.  Subject to Section 6, if
              -------------------------------------
the Company terminates Executive's employment other than for "Cause" (as defined herein) or in the event that the Executive resigns within 30 days following the appointment by the Board of Karl-Heinz Salzburger as Chief Executive Officer of the Company as provided in Section 1(a), and the Executive signs and does not revoke a release of claims with the Company in substantially the form attached hereto as Exhibit B, then the Executive shall be entitled to the following
          ---------
payments and benefits (the "Severance Benefits"):

              (i) Continued payments of Base Salary for a period equal to the lesser of (i) the period ending December 31, 2002, or (ii) one and one-half years; provided, however, that in no event shall the period of such payments be less than one year (the applicable payment period is referred to herein as the "Severance Period");

              (ii) Continued Annual Bonus payments over the Severance Period, payable bi-monthly and based on Executive's Annual Bonus for the prior year (e.g., if Executive's prior year Annual Bonus is $500,000, the Severance Period is one year - Executive receives the aggregate amount of $500,000 in continued annual bonus payments bi-monthly over the Severance Period), or, if such payments are triggered prior to December 31, 2000, based on 100% of Executive's "on-target" bonus, (i.e., Executive's prior year "on-target" Annual Bonus is deemed to be $500,000, the Severance Period is one and one-half years - Executive receives the aggregate amount of $750,000 in continued annual bonus payments bi-monthly over the Severance Period);

              (iii) Immediate vesting of Executive's options as to that number of additional shares that would have vested had Executive remained employed during the Severance Period;

              (iv) Company-paid (to the same extent as for active executives) group health, dental and vision plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") through the lesser of (x) eighteen (18) months from the date of Executive's termination of employment, or
(y) the date upon which the Executive and his dependents become covered under another employer's group health, dental and vision insurance plans that provide Executive and his dependents with comparable benefits and levels of coverage; and

              (v) A pro-rated bonus payment equal to 100% of Executive's Annual Bonus as in effect for the Company's fiscal year prior to the date of termination, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days prior to the date of termination during the year of termination, and the denominator of which shall be three-hundred and sixty-five; provided, however, that if Executive is terminated prior to December 31, 2000, the Annual Bonus shall be deemed to be $500,000 for purposes of the pro-rata calculation.

       Notwithstanding the foregoing, if the Company terminates Executive's employment other than for Cause prior to December 31, 2000, and the Executive signs and does not revoke a release of claims with the Company in substantially the form attached hereto as Exhibit B, then the Executive shall be entitled to
                            ---------
both (i) the amount of Base Salary, Annual Bonus, and vesting on the options that would have been earned had Executive remained employed with the Company until December 31, 2000, and (ii) the Severance Benefits (computed as if the date of termination was December 31, 2000) (all of the foregoing constitutes the "Early Termination Severance Benefits").

       For the purposes of this Agreement, "Cause" shall mean (i) Executive's continued violation of Executive's obligation to perform the duties and responsibilities normally required of a chief executive officer which are willful or grossly negligent after Executive has been given written notice from the Board of Directors describing Executive's violation; (ii) Executive's engagement in willful or grossly negligent misconduct which is materially injurious to the Company or its affiliates; (iii) Executive's conviction of or plea of nolo contendere to a felony, (iv) Executive's committing a material act
        ---- ----------
of fraud against or material misappropriation of property belonging to the Company or its affiliates; or (v) Executive's material breach of this Agreement or any confidentiality or proprietary information agreement between Executive and the Company. However, Executive may not be terminated for Cause without (i) notice to Executive setting forth the reasons for the Company's intention to terminate for Cause, and (ii) an opportunity for Executive, together with his counsel, if any, to be heard before the Board and, further, such actions shall not constitute Cause if they are cured by the Executive within thirty (30) days following delivery to the Executive of a written explanation specifying the basis for the Board's beliefs with respect to such Cause events.

            (b) Constructive Termination Following Change of Control.  Subject
                ----------------------------------------------------
to Section 6, if Executive resigns at any time within forty (40) days following a "Constructive Termination" (as defined herein) that occurs within one (1) month after a "Change of Control" (as defined herein), and the Executive signs and does not revoke a release of claims with the Company in substantially the form attached hereto as Exhibit B, then the Executive shall be entitled to the
                        ---------
Severance Benefits.

       For the purposes of this Agreement, "Change of Control" of the Company shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with any other corporation if the merger or consolidation will result in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said
Act), directly or indirectly, of securities of the Company representing more than 40% of the total voting power represented by the Company's then outstanding voting securities.

       For the purposes of this Agreement, "Constructive Termination" shall mean
(i) the failure of
the Company to reconfirm Executive's duties following the Change of Control or any material diminution of the Executive's duties, authority or responsibilities relative to the Executive's duties, authority, or responsibilities as in effect immediately prior to such diminution, except if agreed to in writing by the Executive; provided, however, that a diminution in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Executive remains Chief Executive Officer of the Company following a Change of Control and is not made the Chief Executive Officer of the acquiring corporation) shall not constitute "Constructive Termination;" or (ii) the relocation of the Executive to a facility or a location more than fifty (50) miles from the Executive's then present location, without the Executive's written consent; provided, however, that such actions shall not constitute Constructive Termination if they are cured by the Company within thirty (30) days following delivery to the Company of a written explanation specifying the basis for the Executive's beliefs with respect to such Constructive Termination events.

         (c) Total Disability of Executive.  Upon Executive's becoming
             -----------------------------
permanently and totally disabled (as defined in accordance with Internal Revenue Code Section 22(e)(3) or its successor provision) during the Employment Term, employment hereunder shall automatically terminate, all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned); provided, however, that Executive shall be entitled to receive the Severance Benefits. Notwithstanding the foregoing, if Executive becomes permanently and totally disabled prior to December 31, 2000, employment hereunder shall automatically terminate, and Executive shall be entitled to receive the Early Termination Severance Benefits.

         (d) Death of Executive.  If Executive dies while employed by the
             ------------------
Company pursuant to this Agreement, all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned, which shall be paid to his estate); provided, however, that Executive's estate shall be entitled to receive the Severance Benefits. Notwithstanding the foregoing, if Executive dies prior to December 31, 2000, then Executive's estate shall be entitled to receive the Early Termination Severance Benefits.

         (e) Other Termination of Employment. In the event Executive terminates
             -------------------------------
employment with the Company for any reason other than (i) by the Company not for Cause, (ii) by the Executive as a result of a Constructive Termination occurring within one month following a Change of Control or (iii) for death or total disability, then the options shall only be vested as to the extent vested as of the date of termination of Executive's employment and Executive shall not receive any severance pursuant to the terms of this Agreement.

         (f) No Mitigation. Executive shall not be required to mitigate the
             -------------
value of any severance payments or benefits contemplated by this Section, nor shall any such payments or benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

         6.  Conditional Nature of Severance Payments.
             ----------------------------------------

         (a) Noncompete.   Executive acknowledges that the nature of the
             ----------
Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Executive's employment with the Company, it would be very difficult for the Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth above (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon the Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company by being engaged in the manufacture and sale of products materially similar to the Company's line of products or is a material customer of the Company, including by way of example, Adidas/Salomon, AcrTeryx, Burton, Lowe Alpine, Marmot, Moonstone, Mountain Hardware, Nike and Patagonia and any other entities similarly specializing in the manufacture and sale of products materially similar to the Company's line of products; provided, however, that Executive may enter into a consulting relationship with an entity that competes with the Company following the termination of Executive's employment with the Company without breach of this section if such relationship is mutually agreed to by the Company and Executive. Upon any breach (excluding de minimis breaches which cause no material harm to the Company) of this section, all severance payments pursuant to this Agreement shall immediately cease; provided, however, that Executive's actions will not be deemed to be a breach of this section unless the Executive is given the opportunity to cure such actions within thirty (30) days following delivery to the Executive of a written explanation specifying the basis for the Company's beliefs with respect to such events and he fails to cure such actions within such time. Ownership of less than 3% of the outstanding voting stock of a publicly traded corporation will not constitute a violation of this provision.

         (b) Non-Solicitation.  During Executive's employment and until one (1)
             ----------------
year after termination of Executive's employment with the Company for any reason, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth above (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee of the Company to leave his or her employment either for Executive or for any other entity or person; provided, however, that Executive's actions will not be deemed to be a breach of this section unless the Executive is given the opportunity to cure such actions within thirty (30) days following delivery to the Executive of a written explanation specifying the basis for the Company's beliefs with respect to such events and he fails to cure such actions within such time.

         (c)  Understanding of Covenants.  The Executive represents that he (i)
              --------------------------
is familiar with the foregoing covenants not to compete and not to solicit, and
(ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.


     7.  Assignment.  Subject to Section 4, this Agreement shall be binding upon
         ----------
and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

     8.  Notices.  All notices, requests, demands and other communications
         -------
called for hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

     If to the Company:  The North Face, Inc.
                         2013 Farallon Drive
                         San Leandro, California 94557
                         Attn:  Chief Financial Officer
                         ----

     If to Executive:    Geoffrey D. Lurie
                         at the last residential address known by the Company.
                         cc:  Robert E. Helpern, Esq.
                         Tannenbaum Helpern Syracuse & Hirschtritt LLP
                         900 Third Avenue
                         New York, New York 10022

     9.  Severability.  In the event that any provision hereof becomes or is
         ------------
declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

    10.  Confidential Information and Invention Assignment.  Executive agrees to
         -------------------------------------------------
enter into
the Company's Confidentiality Agreement attached hereto as Exhibit A
                                                           ---------
(the "Confidentiality Agreement") upon commencing employment hereunder which shall be deemed incorporated and a part hereof.

    11.  Entire Agreement.  This Agreement, the Stock Option Plan, the NSO Plan,
         ----------------
the respective stock option agreements and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

    12.  Arbitration and Equitable Relief.
         --------------------------------

         (a) Executive and the Company agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Alameda County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

         (b) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive and the Company hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

         (c) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 12, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP.

    13.  No Oral Modification, Cancellation or Discharge.  This Agreement may
         -----------------------------------------------
only be amended, canceled or discharged in writing signed by Executive and a duly authorized officer (other than Executive) of the Company.

    14.  Withholding.  The Company shall be entitled to withhold, or cause to
         -----------
be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

    15.  Acknowledgment.  Executive acknowledges that he has had the
         --------------
opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

    16.  Legal Fee Reimbursement.  The Company agrees to directly pay
         -----------------------
Executive's reasonable legal fees associated with entering into this Agreement up to $2,500 upon receiving invoices for such services.

    17.  Governing Law.  This Agreement shall be governed by the internal
         -------------
substantive laws, but not the choice of law rules, of the State of California.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:


THE NORTH FACE, INC.

/s/ William Simon
---------------------
William Simon


EXECUTIVE

/s/ Geoffrey D. Lurie
---------------------
GEOFFREY D. LURIE

Date: November 4, 1999

                                   EXHIBIT A
                                   ---------

                              The North Face, Inc.

                           Confidentiality Agreement
                           -------------------------

This Agreement is intended to set forth in writing certain aspects of my responsibility as an Employee or Representative of The North Face, Inc.

In return for my employment by The North Face, Inc. I acknowledge and agree that:

1.  Effective Date:

This agreement ("Agreement") shall be effective as of the date below.

2.  Confidentiality:

             a. I will maintain in confidence and will not disclose or use either during or after the term of my employment any proprietary or confidential information belonging to The North Face, Inc. ("Confidential Information") whether or not in written form, except to the extent required to perform duties on behalf of The North Face, Inc. Confidential Information refers to any information which has commercial value and concerns the business of The North Face, Inc. or its customers or suppliers, which was disclosed to me by The North Face, Inc. or its customers and suppliers, or which was learned, discovered, developed, conceived, originated or prepared by me in the scope of my employment. Such Confidential Information includes, but is not limited to information relating to The North Face, Inc.'s product, product mix, designs, processes, pricing, margins, merchandising plans and strategies, finances, suppliers or customers, catalog mailing lists, sales and marketing plans, future business plans, and any other information which is identified as confidential by The North Face, Inc. I understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or any of the foregoing items that were independently developed, conceived, originated or prepared by me outside of the scope of my employment. The obligations contained in this Article 2 shall not apply to any information which becomes generally known in the trade or industry other than as a result of a breach of this Agreement.


3.  The North Face, Inc.'s Materials:

Upon termination of my employment with The North Face, Inc. or at any time upon The North Face, Inc.'s request, I will promptly deliver to The North Face, Inc., without retaining any copies, all documents and other material furnished to me by The North Face Inc. or prepared by me in connection with my employment with The North Face, Inc.

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

4.  Software:

The North Face, Inc. licenses the use of computer software from a variety of outside companies. The North Face, Inc. does not own this software or its related documentation and, unless authorized by the software developer, does not have the right to reproduce it. With regard to use on local area networks or on multiple machines, The North Face, Inc. employees shall use the software only in accordance with the license agreement. The North Face, Inc. employees learning of any misuse of software or related documentation within the company shall notify the department manager or the Director of Data Processing. According to the US. Copyright Law, illegal reproduction of software can result in civil damages of as much as $100,000, and criminal penalties, including fines and imprisonment. The North Face, Inc. employees who make, acquire or use unauthorized copies of computer software shall be disciplined up to and including immediate termination. The North Face, Inc. does not condone, and will not tolerate the illegal duplication of software.

5.  Competitive Employment:

During my term of employment with The North Face, Inc. I will not engage in any employment, consulting, or other activity in any business competitive with The North Face Inc. without The North Face, Inc.'s written consent, except as permitted in the Employment Agreement that I entered into with the Company as of November 4, 1999 (the "Employment Agreement").

6.  Survival:

Notwithstanding the termination of my employment, Articles 2 ("Confidentiality") and Article 3 ("Materials") shall survive such termination as set forth therein.

7.  Specific Performance:

A breach of any of the provision of this Agreement will cause irreparable damage to The North Face, Inc. for which there will no adequate remedy at law, and The North Face, Inc. shall be entitled to injunctive relief and/or decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).


The North Face, Inc.                    Employee:
______________________                  ________________________

Title:________________                  ________________________

Date:_________________                  Date:___________________

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